Exhibit 99.1

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                RE: LEXINGTON CORPORATE PROPERTIES TRUST
                355 LEXINGTON AVENUE
                NEW YORK, NY 10017

FOR FURTHER INFORMATION:
AT THE COMPANY:             AT THE FINANCIAL RELATIONS BOARD:
Patrick Carroll             Mark Muehlfelt    Claire Koeneman
Chief Financial Officer     Inquiries         Inquiries
(212) 692-7260              (312) 640-6767    (312) 640-6745

FOR IMMEDIATE RELEASE
TUESDAY, JUNE 10, 2003

                 LEXINGTON CORPORATE PROPERTIES TRUST ANNOUNCES
                       PRICING OF PREFERRED STOCK OFFERING
    Will Retire $78.1 Million of Unfavorable Mortgage Debt in Second Quarter


NEW YORK, NY - June 11, 2003 - Lexington Corporate Properties Trust (NYSE: LXP), a real estate investment trust, today announced that it has priced an offering of $79.0 million of Series B Cumulative Redeemable Preferred Stock.

      The securities have a $25 per share liquidation preference and will pay a dividend of 8.05% per annum. Bear Stearns & Co. Inc. and A.G. Edwards & Sons, Inc., acted as lead managers of the offering with Raymond James, Friedman Billings Ramsey, Advest, Inc., BB&T Capital Markets and Ferris Baker Watts Incorporated as co-managers.

      Lexington has applied to list the shares of Series B Preferred Stock on the New York Stock Exchange under the symbol "LXP PrB", subject to official notice of issuance. Lexington expects that trading will commence within 30 days after the initial delivery of the shares. The offering is expected to close on June 19, 2003. The Company plans to use the proceeds to retire debt, fund acquisitions and for general corporate purposes.

      Patrick Carroll, Chief Financial Officer stated, "This transaction is a continuation of our strategy to raise capital when we believe that the terms are favorable for Lexington. This capital raise strengthens our balance sheet and we believe it will enhance our cash flows and dividends over time."


Use of Proceeds


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      Lexington also announced that it will repay $78.1 million of mortgage indebtedness in the second quarter. This indebtedness bears interest at a weighted average interest rate of 8.05% and required annual payments of $9.5 million, or 12.2% of the amounts to be satisfied. In connection with the early repayment of such indebtedness, Lexington will incur a one-time charge in the second quarter of approximately $7.4 million ($0.18 per share) consisting of $6.5 million in estimated prepayment premiums and $0.9 million in a non-cash charge for writing off deferred financing costs.

      T. Wilson Eglin, Chief Executive Officer, commented, "$62.6 million of the debt we are paying off is a REMIC financing secured by cross-collateralized mortgages on seventeen of our properties. This debt is an encumbrance on the value of these properties and we believe that we can enhance shareholder value by selling certain of these properties now when capitalization rates are very low and by refinancing other properties with longer term fixed rate non-recourse debt at a time when interest rates are at record lows. Furthermore, we are retiring a significant liability that could not easily be refinanced with non-recourse individual property mortgages due to the lease terms remaining when the REMIC matures."

      Mr. Eglin continued, "With this transaction, we have raised $150.5 million of net equity capital during the second quarter. We believe that these actions will, over time, allow us to accelerate our acquisition activities and that this added capacity for external growth will enhance our portfolio diversification and cash available for distribution. In the interim, our capital raising activities will result in lower funds from operations per share this year compared to our prior guidance, particularly in the second quarter. Accordingly, before the effect of the one-time charge our guidance for second quarter FFO per share is $0.44-$0.45 per share and $1.85-$1.88 per share for 2003."

About Lexington

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Tuesday, June 10, 2003 at $17.88 per share. Lexington pays an annualized dividend of $1.34 per share. Additional information about Lexington is available at www.lxp.com.


This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.


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FOR MORE INFORMATION ON LEXINGTON CORPORATE PROPERTIES TRUST, VIA FAX AT NO
COST, SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE TICKER SYMBOL LXP.